Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2010 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, February 24, 2011 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months and year ended December 31, 2010.

“We achieved significant progress in the advancement of our drug pipeline in 2010, led by positive results in clinical trials of LX4211 in type 2 diabetes,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon. “We also reported the results of a Phase 2a trial of LX2931 in rheumatoid arthritis, demonstrating a preliminary signal of efficacy and favorable safety profile that we believe supports exploration of higher doses in future studies.”

Key Developments of 2010

•
Lexicon reported positive results from a Phase 2a clinical trial of LX4211, a dual inhibitor of sodium-glucose cotransporters 1 and 2, showing statistically significant and rapid improvements in multiple parameters in patients with type 2 diabetes, including significant reductions of HbA1c within four weeks. Lexicon also reported positive results from a mechanistic study of a tablet formulation of LX4211, showing significantly increased levels of GLP-1 and PYY, important mediators of glycemic and appetite control. Lexicon plans to initiate a Phase 2b study of LX4211 around mid-year 2011.

•
Lexicon continued its efforts to develop an improved formulation of LX1031, an inhibitor of tryptophan hydroxylase that acts locally in the gastrointestinal tract to reduce serotonin production, with the goal of achieving a lower and less frequent dosing regimen that will provide a similar safety and efficacy profile to that observed with the original formulation. In addition, Lexicon filed an IND for LX1033, a back-up compound to LX1031 that preclinical studies indicate has the potential to be as much as 10-fold more potent than LX1031. Lexicon plans to commence a Phase 1a study of LX1033 in the first quarter of 2011.

•
Lexicon reported results of an expanded Phase 2a clinical trial of LX2931, an inhibitor of sphingosine-1-phosphate lyase, which demonstrated a favorable safety profile at all doses tested and suggested that rheumatoid arthritis patients treated with 150 mg of LX2931 once daily showed improvement in the primary efficacy endpoint of the study–the percentage of patients achieving an American College of Rheumatology 20 (ACR20) response at week 12. Lexicon plans to initiate a dose-ranging study to explore higher doses in rheumatoid arthritis patients.

•
Lexicon continued to enroll carcinoid syndrome patients in a Phase 2a clinical trial and complementary open-label clinical trial of LX1032, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels. Lexicon anticipates reporting results from both trials in the first half of 2011.

•	In March 2010, Lexicon raised net proceeds of $181.5 million in a public offering and concurrent private placement of its common stock.

•
In July 2010, Lexicon exercised a restructured purchase option under its drug development financing collaboration with Symphony Icon Holdings LLC and acquired all the equity of Symphony Icon, Inc., thereby reacquiring all rights to LX1031, LX1032, LX1033 and the other drug programs subject to the collaboration.

Financial Results

Revenues: Lexicon's revenues for the three months ended December 31, 2010 decreased 11 percent to $1.3 million from $1.4 million for the corresponding period in 2009. For the year ended December 31, 2010, revenues decreased 54 percent to $4.9 million from $10.7 million for the corresponding period in 2009.

Research and Development Expenses: Research and development expenses for the three months ended December 31, 2010 decreased three percent to $18.3 million from $18.8 million for the corresponding period in 2009. The decrease was primarily attributable to decreased external clinical research and development costs. For the year ended December 31, 2010, research and development expenses decreased three percent to $78.5 million from $81.2 million for the corresponding period in 2009.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon's consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $1.6 million and $2.7 million for the three months and year ended December 31, 2010, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended December 31, 2010 decreased 13 percent to $3.9 million from $4.4 million for the corresponding period in 2009. The decrease was primarily attributable to decreased patent fees. For the year ended December 31, 2010, general and administrative expenses were $19.4 million, consistent with the corresponding period in 2009.

Net Loss Attributable to Lexicon Pharmaceuticals, Inc.: Net loss for the three months ended December 31, 2010 was $23.0 million, or $0.07 per share, compared to a net loss of $22.0 million, or $0.13 per share, in the corresponding period in 2009. Net loss for the year ended December 31, 2010 was $101.8 million, or $0.34 per share, compared to a net loss of $82.8 million, or $0.57 per share, for the corresponding period in 2009. For the three months and year ended December 31, 2010, net loss included non-cash, stock-based compensation expense of $1.5 million and $5.5 million, respectively. For the three months and year ended December 31, 2009, net loss included non-cash, stock-based compensation expense of $1.2 million and $5.3 million, respectively.

Cash and Investments: As of December 31, 2010, Lexicon had $211.1 million in cash and investments, as compared to cash and investments of $231.0 million as of September 30, 2010 and cash and investments, net of its obligations under the credit line secured by its auction rate securities, of $125.1 million as of December 31, 2009.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for 2010 and financial guidance for 2011 at 11:00 a.m. Eastern Time on February 24, 2011. The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international). The conference ID for all callers is 44537933. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through March 24, 2011.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering breakthrough treatments for human disease. Lexicon currently has four drug candidates in mid-stage development for diabetes, irritable bowel syndrome, carcinoid syndrome and rheumatoid arthritis, all of which were discovered by Lexicon's research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon's clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211, including characterizations of the results of and projected timing of clinical trials of such compounds, and the potential therapeutic and commercial potential of LX1031, LX1032, LX1033, LX2931, and LX4211. This press release also contains forward-looking statements relating to Lexicon's growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon's ability to successfully conduct clinical development of LX1031, LX1032, LX1033, LX2931, and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon's actual results to be materially different from any future results expressed or implied by such forward-looking statements. Unless specifically indicated otherwise, results reported as trends were not statistically significant. Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon's annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
D. Wade Walke
Senior Director, Corporate Communications and Investor Relations
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$754	$1,292	$4,191	$9,334
Subscription and license fees	499	120	717	1,366
Total revenues	1,253	1,412	4,908	10,700
Operating expenses:
Research and development, including stock-based compensation of $804, $694, $3,170 and $3,022, respectively	18,252	18,834	78,520	81,238
Increase in fair value of Symphony Icon, Inc. purchase liability	1,565	—	2,710	—
General and administrative, including stock-based compensation of $716, $502, $2,308 and $2,252, respectively	3,861	4,425	19,396	19,418
Total operating expenses	23,678	23,259	100,626	100,656
Loss from operations	(22,425)	(21,847)	(95,718)	(89,956)
Gain on investments, net	—	165	141	1,173
Interest income	51	211	519	880
Interest expense	(626)	(786)	(2,719)	(2,966)
Other income (expense), net	1	(513)	(4,024)	(2,550)
Consolidated loss before income taxes	(22,999)	(22,770)	(101,801)	(93,419)
Income tax benefit	—	—	26	102
Consolidated net loss	(22,999)	(22,770)	(101,775)	(93,317)
Loss attributable to noncontrolling interest in Symphony Icon, Inc.	—	765	—	10,537
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(22,999)	$(22,005)	$(101,775)	$(82,780)

Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.07)	$(0.13)	$(0.34)	$(0.57)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	337,407	169,872	302,844	145,465

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2010	2009
	(unaudited)
Cash and investments, including cash and investments held by Symphony Icon, Inc.	$211,111	$162,513
Obligations under line of credit	—	(37,435)
Cash and investments, net of obligations under line of credit	211,111	125,078

Property and equipment, net	53,427	58,754
Goodwill	44,543	25,798
Other intangible assets	53,557	—
Total assets	366,884	257,761
Deferred revenue	14,426	15,154
Current and long-term debt, including line of credit	28,483	66,964
Other long-term liabilities.	48,783	616
Accumulated deficit	(673,406)	(570,175)
Total Lexicon Pharmaceuticals, Inc. stockholders' equity	247,024	163,787